Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-203945 and Post-Effective Amendment Nos. 1, 2, and 3 to Registration Statement No. 333-203945 on Form S-3ASR, as well as Registration Statement Nos. 333-221531, 333-219881, 333-204560, 333-190891, and 333-181358 on Form S-8, of our report dated May 10, 2017 (December 5, 2017 as to the basic and diluted net loss per share included in the statement of operations and described in Note 19, and as to the industry segment and geographic information included in Note 2 to the audited consolidated financial statements), relating to the consolidated financial statements of Melinta Therapeutics, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to uncertainty about the Company’s ability to continue as a going concern), appearing in the Consolidated Financial Statements on Form 8-K/A of Melinta Therapeutics, Inc. for each of the three years in the period ended December 31, 2016.

/s/ Deloitte & Touche LLP

Chicago, Illinois

December 5, 2017